Exhibit 99.1

Multiplayer Online Dragon Inc.
12F, World Trade Centre, No 25 Tongxings Street,
Zhongshan District, Dalian, China

NEWS RELEASE

Nevada, December 8 , 2010 – Multiplayer Online Dragon Inc., (the “Company”), (OTCBB:MYDR), the Company is pleased to announce that it has entered into an agreement in principle with Webprizm.com (a Nevada Company), a technology joint venture between the two companies.  Under the agreement, the Company contributes US$10 million to the project within 36 months of signing then it has the option to purchase 100% of Webprizm shares in exchange for the vendors or their legal nominees receiving 51% of the voting shares of the Company (such shares may include "restricted stock").

It is anticipated that Mr. Walter Brenner will join the Board or Directors of the Company. Mr. Brenner has acted as a director and officer of junior companies for many years. He is an independent business consultant and technology entrepenuer for the past 12 years. Mr. Brenner graduated from York University’s Osgoode Hall Law School with a Bachelor of Laws degree. Since 1993, Mr. Brenner has been a director and senior officer of Hellix Ventures Inc. a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange. Hellix is listed as a mining company and also has producing petroleum properties. Mr. Brenner is also founder of Abington Ventures Inc. and has been its president and director of since 1999. Abington is a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange as a mining company.

Multiplayer Online Dragon Inc. is focused on creating, hosting and launching a collaborative Internet search engine.  The Internet is a world-wide medium of interconnected electronic and/or computer networks. The Company has no debt (other than short term trade payables), is financially sound.

ON BEHALF OF THE BOARD OF DIRECTORS

MULTIPLAYE ONLINE DRAGON INC.

Per:           Yuan Kun Deng
Yuan Kun Deng, President

The above news release has been provided by the above company via the OTC Disclosure and News Service. Issuers of news releases and not OTC Markets Inc. are solely responsible for the accuracy of such news releases.